                                                                     EXHIBIT 8


               [LETTERHEAD OF SULLIVAN & CROMWELL APPEARS HERE]



                                                                 June 26, 1997


The Brooklyn Union Gas Company,
    One MetroTech Center,
          Brooklyn, New York 11201.

Keyspan Energy Corporation,
    One MetroTech Center,
          Brooklyn, New York 11201.

Ladies and Gentlemen:

      We have acted as special counsel to The Brooklyn Union Gas Company, a New York corporation (the "Company"), and KeySpan Energy Corporation, a New York corporation (the "Holding Company"), in connection with a planned corporate restructuring (the "Exchange") in which the Company will become a subsidiary of the Holding Company, and the current holders of the outstanding shares of the Company's Common Stock, par value $.33 1/3 per share ("Company Common Stock"), will become holders of all the outstanding shares of the Holding Company's Common Stock, par value $.33 1/3 per share ("Holding Company Common Stock").

      The Exchange and related transactions are more fully described in the Form S-4 Registration Statement (the "Registration Statement") of the Holding Company filed with the Securities and Exchange Commission, to which this opinion is an exhibit, and in the Joint Proxy Statement/Prospectus (the "Prospectus") comprising a part of the Registration Statement.

      The Exchange will be effected pursuant to an Amended and Restated Agreement and Plan of Exchange (the "Exchange Agreement"), attached as Annex K to the Prospectus, between the Company and the Holding Company. Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Exchange Agreement.
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The Brooklyn Union Gas Company
KeySpan Energy Corporation

                                                                          -2-



      In connection with this opinion, we have assumed, with your consent, that
(1) the Exchange will be effected in accordance with the Exchange Agreement and the laws of the State of New York and in the manner described in the Registration Statement, (2) all the provisions of the Exchange Agreement will be complied with, (3) the Exchange Agreement and the Prospectus describe in all material respects the entire transaction and all related transactions, (4) the facts and representations made to us in letters from the Company and the Holding Company dated June 25, 1997, executed by a duly appointed officer of the Holding Company, are true and correct, (5) all of the Company's outstanding preferred stock will be redeemed prior to the Exchange and (6) there will be no change in any of the facts or representations material to this opinion between the date of this opinion and the Effective Time.

      We express no opinion as to the effect of the Exchange on the Company, the Holding Company or stockholders of the Company in respect of any asset as to which unrealized gain is required to be recognized for U.S. Federal income tax purposes at the end of each taxable year under a mark-to-market system.

      Based upon and subject to the foregoing, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in Annex J to the Prospectus, subject to the limitations set forth therein.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Certain Federal Income Tax Consequences" in Annex J to the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                               Very truly yours,



                                               /s/ Sullivan & Cromwell